Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VOLTARI CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Voltari Corporation (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

FIRST: The name of the Corporation is Voltari Corporation. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 14, 2012 under the name Mobile Systems Corp. and was amended to change the name of the Corporation to Voltari Corporation on January 16, 2013. The original Certificate of Incorporation, as amended, was amended and restated in its entirety on February 8, 2013. The Amended and Restated Certificate of Incorporation was further amended on April 23, 2013 and on September 5, 2014.

SECOND: The Board of Directors of the corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be submitted to the stockholders of the Corporation for approval. Thereafter, a meeting of the stockholders of the Corporation was duly called upon notice in accordance with Section 222 of the DGCL and held in accordance with the provisions of Section 211 of the DGCL on September 10, 2015. At such meeting, the amendment was submitted to the stockholders of the Corporation for approval and was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

THIRD: The Amended and Restated Certificate of Incorporation, as amended, is hereby further amended by replacing in its entirety the first paragraph of Article FOURTH thereto to read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 30,000,000, consisting of 25,000,000 shares of common stock, par value one-tenth of one cent ($.001) per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value one-tenth of one cent ($.001) per share (“Preferred Stock”). 1,200,000 shares of Series J Preferred Stock have been authorized, the voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor being such as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference. The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in respect to the classes of stock of the Corporation are as follows:”

FOURTH: This Certificate of Amendment shall become effective as of 4:15 p.m. on the date of filing.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 16th day of September, 2015.

VOLTARI CORPORATION

By:	/s/ John Breeman
Name: Title:	John Breeman Chief Financial Officer